                                 Schedule 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment N0. )

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission only
     (as permitted by Rule 14a-6(e) (2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to 240.14a-11 (c) or 240.14a-12

                                --------------
                            NIPSCO Industries, Inc.
               (Name of Registrant as Specified In Its Charter)

                         -----------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and  0-11

     (1)  Title of each class of securities to which transaction applies: N/A

     (2)  Aggregate number of securities to which transactions applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

     (4)  Proposed maximum aggregate value of transaction: N/A

     (5)  Total fee Paid: N/A

[_]  Fee Paid Previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: N/A

     (2)  Form, Schedule or Registration Statement No.: N/A

     (3)  Filing Party: N/A

     (4)  Date Filed: N/A

LOGO
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

                                                                   March 7, 1997

To the Holders of Common Shares of
NIPSCO Industries, Inc.:

  The annual meeting of the shareholders of NIPSCO Industries, Inc. (the "Company"), will be held at the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana, on Wednesday, April 9, 1997, at 10:00 a.m., Eastern Standard Time, for the following purposes:
  (1) to elect three members of the Board of Directors, each for a term of three years;
  (2) to consider and vote upon an amendment to the Company's Articles of Incorporation to increase the number of directors from nine to ten; and
  (3) to transact any other business that may properly come before the meeting or any adjournment or adjournments thereof.

  Shareholders of record on February 18, 1997, will be entitled to vote at the meeting. The stock transfer books will not close.

  The Company has approximately 35,300 common shareholders of record. In order that there may be proper representation at the meeting, each shareholder is requested to vote, sign and mail the enclosed proxy at once. If sufficient proxies are not obtained, an adjournment will be necessary. Please help avoid the expense and delay of adjourning the meeting by mailing your proxy promptly. Shareholders attending the meeting may vote in person, and in such cases proxies they have signed will not be voted.

  In order to facilitate arrangements for the meeting, we would like to know in advance how many shareholders expect to attend in person. If you plan to attend, please so indicate in the space provided on the proxy card.

  Please Vote, Date, Sign and Return the Enclosed Proxy Promptly.

                                                                            LOGO
                                                    Nina M. Rausch
                                                       Secretary

                                PROXY STATEMENT

  THE ACCOMPANYING PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND IS REVOCABLE BY THE SHAREHOLDER. The common shares, no par value, of the Company ("Common Shares") represented by the proxies will be voted as directed, but in the absence of direction, proxies will be voted for all of the nominees for director and for approval of the proposed amendment to the Company's Articles of Incorporation. The proxy statement and form of proxy are first being sent to shareholders on March 7, 1997. The expense of this solicitation will be borne by the Company. It is intended that the original solicitation of proxies by mail and a reminder letter may be supplemented by telephone, telegraph and personal solicitation by officers and regular employees of the Company or its subsidiaries. In addition, the Company has retained Morrow & Co., Inc., for a fee of $8,000 plus reimbursement of expenses, to aid in the solicitation of proxies. Requests will also be made of brokerage houses and other nominees and fiduciaries to forward proxy material at the expense of the Company to the beneficial owners of stock held of record by such persons.

  All of a shareholder's shares registered in the same name, including those held for the shareholder as a participant in the Company's Automatic Dividend Reinvestment and Share Purchase Plan and the Tax Deferred Savings Plan, will be represented on one proxy.

  Proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation of proxies may be accomplished by delivering an instrument of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself revoke a proxy.

  If you are planning to attend the meeting in person, please indicate in the space provided on the proxy card, so that the Company may facilitate arrangements.

VOTING SECURITIES--

  The close of business on February 18, 1997, is the date for the determination of the number of shares outstanding and of shareholders entitled to notice of and to vote at the meeting. As of February 18, 1997, the Company had issued and outstanding 59,805,661 Common Shares owned by approximately 35,300 shareholders of record. Each Common Share is entitled to one vote on each matter voted upon.

  A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding Common Shares, represented in person or by proxy, will constitute a quorum of shareholders at the Annual Meeting. The judges of election will determine whether or not a quorum is present. A plurality vote of the shares represented at the meeting is required to elect a director. A vote of not less than 75% of the outstanding shares entitled to vote thereon is required to approve the proposed amendment to the Company's Articles of Incorporation. Votes cast by proxy or in person at the meeting will be tabulated by the judges of election appointed for the meeting.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS--

  The Company's Board of Directors is composed of nine directors, who are divided into three classes. One class is elected each year for a term of three years. Upon recommendation of the Nominating and Compensation Committee, the Board of Directors has nominated for reelection as directors Arthur J. Decio, Gary L. Neale and Robert J. Welsh, each for a term of three years. The Board of Directors does not anticipate that any of the nominees will be unable to serve, but if such a situation should arise the proxies will be voted in accordance with the best judgment of the person or persons acting thereunder.

  The following chart gives information about nominees (who have consented to being named in the proxy statement and to serve if elected) and incumbent directors. The dates shown for service as a director include service as a director of Northern Indiana Public Service Company ("Northern Indiana") prior to the March 3, 1988 share exchange with the Company. The Company's current directors are also the directors of Northern Indiana, now a wholly-owned subsidiary of the Company.

                 NAME, AGE AND PRINCIPAL OCCUPATIONS                   HAS BEEN
                   FOR PAST FIVE YEARS AND PRESENT                     DIRECTOR
                          DIRECTORSHIPS HELD                            SINCE
                 -----------------------------------                   --------

NOMINEES FOR TERMS TO EXPIRE IN 2000

 Arthur J. Decio, 66-Chairman of the Board and Chief Executive Officer
  and Director of Skyline Corporation, Elkhart, Indiana, a
  manufacturer of manufactured housing and recreational vehicles. Mr.
  Decio is also a director of Quality Dining, Inc. and St. Joseph
  Capital Corporation.................................................   1991
 Gary L. Neale, 57-Chairman, President and Chief Executive Officer of
  the Company and of Northern Indiana since March 1, 1993; prior thereto, Executive Vice President of the Company, and President and
  Chief Operating Officer of Northern Indiana. Mr. Neale is also a
  director of Modine Manufacturing Company............................   1991

                 NAME, AGE AND PRINCIPAL OCCUPATIONS                   HAS BEEN
                   FOR PAST FIVE YEARS AND PRESENT                     DIRECTOR
                          DIRECTORSHIPS HELD                            SINCE
                 -----------------------------------                   --------
 Robert J. Welsh, 61-President and Chief Executive Officer of Welsh,
  Inc., Merrillville, Indiana, a marketer of petroleum products through convenience stores and travel centers. Mr. Welsh is also a
  director of NBD Indiana, Inc........................................   1988

DIRECTORS WHOSE TERMS EXPIRE IN 1998

 Steven C. Beering, 64-President of Purdue University, West Lafayette,
  Indiana. Dr. Beering is also a director of Arvin Industries, Inc.,
  American United Life Insurance Company and Eli Lilly and Company....   1986
 Ernestine M. Raclin, 69-Chairman of the Board, 1st Source
  Corporation, a bank holding company, and 1st Source Bank, South
  Bend, Indiana.......................................................   1983
 Denis E. Ribordy, 67-Chairman and Chief Executive Officer of the
  Chicago Motor Club, Chicago, Illinois; retired President of Ribordy
  Drugs, Inc., Merrillville, Indiana, a retail drugstore chain. Mr.
 Ribordy is also a director of Mercantile National Bank of Indiana....   1981

DIRECTORS WHOSE TERMS EXPIRE IN 1999

 Ian M. Rolland, 63-Chairman and Chief Executive Officer of Lincoln
  National Corporation, Fort Wayne, Indiana, an insurance and financial services firm. Mr. Rolland is also a director of Lincoln
  National Corporation, Tokheim Corporation, Norwest Corporation and
  Norwest Bank Indiana, N.A...........................................   1978
 Edmund A. Schroer, 69-Retired March 1, 1993 as Chairman, President
  and Chief Executive Officer of the Company and Chairman and Chief
  Executive Officer of Northern Indiana...............................   1977
 John W. Thompson, 47-General Manager-IBM North America of IBM
  Corporation, White Plains, New York. IBM is a worldwide corporation, whose offerings include services, software systems, products and technologies. Mr. Thompson is also a director of American Brands
  Inc.................................................................   1993

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS--

  The Board of Directors of the Company met ten times during 1996. The Board has the following six standing committees: the Executive Committee, the Audit Committee, the Nominating and Compensation Committee, the Environmental Affairs Committee, the Public Affairs and Employment Committee and the Corporate Governance Committee.

  During 1996, each director attended at least 88% of the combined total number of the Company's Board meetings and the meetings of the respective committees on which he or she was a member.

  The Executive Committee has the authority to act on behalf of the Board at such times as is reasonably necessary when the Board is not in session. The Committee did not meet in 1996. Mr. Neale is Chairman and Messrs. Decio, Ribordy, Rolland and Welsh were members of the Committee in 1996.

  The Audit Committee met five times in 1996. The Committee has reviewed and made recommendations to the Board with respect to the engagement of the independent public accountants, both for 1996 and 1997, and the fees relating to audit services and other services performed by them. The Committee meets with the independent public accountants and officers responsible for Company financial matters. Members of the Committee in 1996 were Mr. Rolland, Chairman, and Messrs. Decio, Schroer and Thompson.

  The Nominating and Compensation Committee met three times in 1996. The Committee advises the Board with respect to nominations of directors and the salary, compensation and benefits of directors and officers of the Company. Mr. Ribordy was Chairman of the Committee, and Dr. Beering, Mrs. Raclin and Mr. Welsh were members during 1996. The Committee considers nominees for directors recommended by shareholders. The Company's By-laws require that shareholders who desire to nominate a person for election as a director at the 1998 annual meeting must deliver a written notice to the Secretary of the Company by November 10, 1997. The notice of nomination must set forth (i) the name, age and address of each nominee proposed, (ii) the principal occupation or employment of the nominee, (iii) the number of Common Shares beneficially owned by the nominee and (iv) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The nomination notice must also include the nominating shareholder's name and address and the number of Common Shares beneficially owned by the shareholder. The shareholder must also furnish the signed consent of the nominee to serve as a director, if elected.

  The Environmental Affairs Committee met twice during 1996. The Committee reviews the status of environmental compliance of the Company, and considers Company public policy issues. Members of the Committee in 1996 were Mr. Welsh, Chairman, Dr. Beering and Messrs. Decio and Schroer.

  The Public Affairs and Employment Committee met twice in 1996. The Committee advises the Board regarding charitable and political contributions, employment policies, shareholder proposals concerning matters of general public interest and consumer and utility industry related issues. Members of the Committee in 1996 were Mrs. Raclin, Chairman, and Messrs. Ribordy, Rolland and Thompson.

  The Corporate Governance Committee met once in 1996. The Committee consists of all members of the Board who are not also officers. The Committee meets once a year to evaluate/advise the Board regarding the performance of the Board of Directors and each of its members and the nature and amount of information flowing between the Board, management and shareholders. Mr. Rolland was Chairman of the Committee in 1996.

COMPENSATION OF DIRECTORS--

  Each director who is not receiving a salary from the Company is paid $15,000 per year, $3,000 annually per standing committee on which the director sits, $1,000 annually for each committee chairmanship, $750 for each Board meeting attended and $750 per committee meeting attended. Directors of the Company do not receive any additional compensation for services as a director of any Company subsidiary, including Northern Indiana. Under a deferred compensation arrangement, directors may have their fees deferred in the current year and credited to an interest-bearing account or to a phantom stock account for payment in the future.

  The Company's Nonemployee Director Retirement Plan provides a retirement benefit for each nonemployee director of the Company who has completed at least five years of service on the Board. The benefit will be an amount equal to the annual retainer for Board service in effect at the time of the director's retirement from the Board, to be paid for the lesser of ten years or the number of years of service as a nonemployee director of the Company.

  The Company's Nonemployee Director Stock Incentive Plan provides for grants of restricted Common Shares to nonemployee directors of the Company. Initial grants were made in 1992, following shareholder approval of the plan, at the level of 250 shares for each year of service as a director, and 1,000 restricted Common Shares have been granted to each nonemployee director elected or reelected since that date. A grant of 1,000 shares will be made in the future to each person, other than an employee of the Company, who is elected or reelected as a director of the Company. The grants of restricted shares vest in 20% annual increments, with full vesting five years after the date of award.

  The Company has adopted a Directors' Charitable Gift Program for nonemployee directors. Under the program, the Company makes a donation to one or more eligible tax-exempt organizations as designated by each eligible director. The Company contributes up to an aggregate of $125,000 as designated by nonemployee directors having served as a director of the Company for at least five years and up to $250,000 as designated by those having served ten years or more. Organizations eligible to receive a gift under the program include charitable organizations and educational institutions located in Indiana and educational institutions that the director attended or for which he or she serves on its governing board. Individual directors derive no financial benefit from the program, as all deductions relating to the charitable donations accrue solely to the Company. All current nonemployee directors are eligible to participate in the program.

  An agreement between the Company and Mr. Schroer, retired Chairman, President and Chief Executive Officer of the Company, provided that, for a period of three years ended March 1, 1996, he was engaged by the Company as an independent consultant for an annual fee of $200,000.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The Company is not aware of any beneficial owner of more than 5% of its Common Shares, as of January 31, 1997.

  The following table sets forth information as to the beneficial ownership of Common Shares, as of January 31, 1997, for each of the named directors and executive officers, and for all directors and executive officers as a group.

      NAME OF                                           AMOUNT AND NATURE OF
      BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP(/1/)
      ----------------                                -------------------------
      Steven C. Beering..............................            3,043
      Arthur J. Decio................................            3,250
      Gary L. Neale..................................          203,598(/2/)
      Ernestine M. Raclin............................           11,232
      Denis E. Ribordy...............................           27,500(/3/)
      Ian M. Rolland.................................            7,749
      Edmund A. Schroer..............................           20,900
      John W. Thompson...............................            2,337
      Robert J. Welsh................................            5,000
      Stephen P. Adik................................          107,319(/2/)
      Patrick J. Mulchay.............................           75,779(/2/)
      Jeffrey W. Yundt...............................           87,228(/2/)
      Joseph L. Turner...............................           58,719(/2/)
      All directors and executive officers as a
       group.........................................          955,268(/2/)

--------
(/1/)The number of shares owned includes shares held in the Company's Automatic
     Dividend Reinvestment and Share Purchase Plan, shares held in the Company's Tax Deferred Savings Plan (the "401(k) Plan") and restricted shares awarded under the Company's 1988 Long-Term Incentive Plan (the "Incentive Plan") and Nonemployee Director Stock Incentive Plan, where applicable. The percentage of Common Shares owned by all directors and officers as a group is approximately 0.765 percent of the Common Shares outstanding.
(/2/)The totals include shares for which the following executive officers have a right to acquire beneficial ownership, within 60 days after January 31, 1997, by exercising stock options granted under the Incentive Plan: Gary
     L. Neale--120,000 shares; Stephen P. Adik--61,600 shares; Patrick J. Mulchay--47,200 shares; Jeffrey W. Yundt--56,000 shares; Joseph L. Turner--34,500 shares; and all executive officers as a group--489,700 shares.
(/3/)Mr. Ribordy disclaims beneficial ownership of 100 shares owned by his wife.

                            EXECUTIVE COMPENSATION

NOMINATING AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION--

  The Nominating and Compensation Committee's (the "Compensation Committee") compensation policy for all executive officers, including the person who served as Chief Executive Officer of the Company during 1996 and the four other most highly compensated officers of the Company (the "Named Officers"), is designed to relate total compensation (defined as base salary, incentive bonus and long-term, stock-based compensation) to corporate performance. The Compensation Committee has implemented a "pay-for-performance" program which is designed to position the Company's executive compensation competitively and to reward performance that creates additional shareholder value. The Compensation Committee discusses and considers executive compensation matters, then makes recommendations to the full Board of Directors, which takes the final action on such matters. The Board accepted all of the Compensation Committee's recommendations in 1996.

  The Compensation Committee has engaged an independent, nationally known, compensation consulting firm, Hewitt Associates ("Hewitt"), to advise it and provide surveys of comparative compensation practices for a group of similarly sized energy companies, typically electric, gas or combination utility companies, approximately half of which are located in the Midwest. The 1996 executive compensation comparative group consisted of 22 companies from which data was available to Hewitt and which were believed to be competitors of the Company for executive talent. The comparative compensation group is subject to change in future years if information about any company included in the group is not available, if it is determined that any companies included in the group are no longer competitors for executive talent, or if different energy or other types of companies are determined to be competitors. The Company's comparative compensation group is not the same as the corporations which make up the Dow Jones Utilities Index in the Stock Price Performance Graph included in this proxy statement.

  The Compensation Committee considers the surveys provided by Hewitt in determining base salary, incentive bonus and long-term stock-based compensation. The Compensation Committee's philosophy is to set conservative base salaries while providing performance-based variable compensation through the Bonus and Incentive Plans described below to allow total compensation to fluctuate according to the Company's financial performance. Long-term incentive awards are stock-based (e.g., stock options or goal-based restricted stock awards) to emphasize long-term stock price appreciation and the concomitant increased shareholder value. In 1996, total compensation of the executive officers, including the Chief Executive Officer, was targeted between the 50th and the 75th percentile of the comparative compensation group. Total compensation would reach this level only if the Company met its earnings per share and pre-tax operating income targets for the year and its long-term stock price targets. Base salaries of the executive officers, as a group, varied between 40% to 55% of total target compensation.

  In establishing Mr. Neale's base salary for 1996, the Compensation Committee reviewed information provided by Hewitt regarding the chief executive officer compensation practices of comparative energy companies. The Compensation Committee determined to set base salary near the median salary of the comparative group, giving regard to Mr. Neale's proven abilities and strong performance with the Company since joining it as Executive Vice President and Chief Operating Officer in 1989. As with the other executive officers, Mr. Neale's total compensation was targeted to be between the 50th and the 75th percentile of the comparative compensation group, if the Company met its targeted financial goals. The result of the Compensation Committee's determination as to Mr. Neale's total compensation package was that more than 50% of Mr. Neale's total compensation was performance based and at risk, dependent upon the Company's earnings per share, Northern Indiana's pre-tax operating income and the Company's stock price performance. The Compensation Committee noted that this compensation would be realized only if specific financial benchmarks were reached by the Company.

  Annual incentive awards for all executive officers are determined in accordance with the Senior Management Incentive Plan (the "Bonus Plan"). The Bonus Plan sets forth a formula established at the beginning of each fiscal year by the Compensation Committee for awarding incentive bonuses, based upon the Company's financial performance. Bonuses awarded to each of the Named Officers (including the Chief Executive Officer) are based on overall corporate financial performance, rather than individual performance of the executive. In 1996, the bonus formula (and the relative weight of the factors on which it was based) was based upon attaining targets for both the Company's earnings per share and the pre-tax operating income of Northern Indiana. The range of awards and levels of awards (as a percent of base salary), if financial performance targets are achieved, are as follows:

                                                                      AWARD IF
                                                             RANGE   TARGETS MET
                                                            -------- -----------
   Chief Executive Officer................................. 0 to 70%     60%
   Executive Vice Presidents............................... 0 to 60%     50%
   Vice Presidents......................................... 0 to 60%     40%

The required financial performance levels of the Company necessary to attain the maximum and target bonus levels have been increased annually since the inception of the Bonus Plan in 1990. In 1996, the Company's actual earnings per share and Northern Indiana's pre-tax operating income were less than targeted.

  Executive officers are also eligible to receive awards under the Company's Long-Term Incentive Plan. Under the Long-Term Incentive Plan, stock options, stock appreciation rights, performance units, restricted stock awards and supplemental cash payments may be awarded. Stock options and restricted stock awards were awarded in 1996. Base salaries of the executive officers, prior awards under the Long-Term Incentive Plan, and the Company's total compensation target are considered in establishing long-term incentive awards. Options and restricted stock awards granted to executive officers are valued using the Black-Scholes option pricing model at the time of grant for purposes of determining the number of options to be granted to reach total target compensation. In 1996, the number of options and restricted shares granted to the Chief Executive Officer and other executive officers (including all Named Officers) was based on these considerations. The compensation value of stock options and/or restricted stock awards depends on actual stock price appreciation. In addition, restricted stock awards are subject to performance vesting criteria. The criteria for 1996 awards involve meeting specific performance objectives.

  Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1,000,000 per year paid to the chief executive officer or any of the four other most highly compensated executive officers employed at year-end, other than compensation meeting the definition of "performance based compensation," will not be deductible by a corporation for federal income tax purposes. The Compensation Committee believes that the Company's incentive bonus and long-term stock-based compensation constitutes performance based compensation for purposes of the Internal Revenue Code. In light of its emphasis on such performance based compensation, the Compensation Committee does not anticipate that the limits of Section 162(m) will affect the deductibility of any compensation paid by the Company. However, the Compensation Committee will continue to review the deductibility of compensation under Section 162(m) and related regulations.

  The Compensation Committee believes that its overall executive compensation program has been successful in providing competitive compensation sufficient to attract and retain highly qualified executives, while at the same time encouraging increased performance from the executive officers which creates additional shareholder value.

                                           Nominating and Compensation
                                            Committee

                                           Denis E. Ribordy, Chairman
                                           Steven C. Beering
                                           Ernestine M. Raclin
                                           Robert J. Welsh

January 31, 1997

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the yearly change in the Company's cumulative total shareholder return on Common Shares, during the years 1991 through 1996, with the cumulative total return on the Standard & Poor's 500 Stock Index and the Dow Jones Utilities Average, assuming the investment of $100 on December 31, 1991 and the reinvestment of dividends.

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG NIPSCO INDUSTRIES, S&P 500 INDEX AND DJ UTILITIES

Measurement Period          NIPSCO             S&P
(Fiscal Year Covered)       Industries         500 INDEX      DJ Utilities
--------------------        ----------         ---------      ------------

Measurement Pt-
12/31/91                    $100.00            $100.00         $100.00
FYE 12/31/92                $108.14            $107.61         $104.03
FYE 12/31/93                $139.98            $118.44         $114.07
FYE 12/31/94                $132.84            $119.99         $ 96.67
FYE 12/31/95                $179.05            $165.02         $127.92
FYE 12/31/96                $193.98            $202.89         $139.67

COMPENSATION OF EXECUTIVE OFFICERS--

  Summary. The following table summarizes all annual and long-term compensation for services to the Company and its subsidiaries, including Northern Indiana, for the years 1996, 1995 and 1994 awarded to, earned by or paid to each of the Named Officers.

                          SUMMARY COMPENSATION TABLE

                  ANNUAL COMPENSATION(/1/)          LONG-TERM COMPENSATION
                 ------------------------------- ----------------------------
                                                       AWARDS        PAYOUTS
                                                 ------------------  -------
                                                            SECU-
                                         OTHER              RITIES  LONG-TERM   ALL
                                         ANNUAL  RESTRICT-  UNDER-  INCENTIVE  OTHER
 NAME AND                               COMPEN-  ED STOCK   LYING     PLAN    COMPEN-
 PRINCIPAL        SALARY   BONUS         SATION   AWARDS   OPTIONS/  PAYOUTS   SATION
 POSITION   YEAR   ($)    ($)(/2/)      ($)(/3/)    ($)    SARS(#)  ($)(/4/)  ($)(/5/)
 ---------  ---- -------- --------      -------- --------- -------- --------- --------
Gary L.
 Neale,     1996 $460,000 $236,624       $5,161       0     25,000  $567,188  $10,775
 Chairman,
  President
  and Chief 1995  460,000  286,120        2,746       0     20,000   527,812   10,168
 Executive
  Officer   1994  460,000  230,000        1,903       0     25,000         0   11,190
Stephen P.
 Adik,      1996  205,000   84,952        9,103       0     10,000   283,594    2,268
 Executive
  Vice
  President,1995  205,000  107,010        2,400       0     10,000   263,906    1,992
 Chief Fi-
  nancial
  Officer
  and       1994  205,000   82,000        1,118       0      8,000         0    1,927
 Treasurer
Patrick J.
 Mulchay,   1996  175,000   72,520        1,614       0     10,000   283,594    3,199
 Executive
  Vice
  President
  and       1995  175,000   91,350          756       0     10,000    87,968    3,344
 Chief Op-
  erating
  Officer   1994  175,000   70,000          852       0      8,000         0    3,078
Jeffrey W.
 Yundt,     1996  175,000   72,520        1,671       0     10,000   283,594      809
 Executive
  Vice
  President
  and       1995  175,000   91,350        1,217       0     10,000   263,906      800
 Chief Op-
  erating
  Officer-- 1994  175,000   70,000        1,174       0      8,000         0      739
 Energy
  Services
Joseph L.
 Turner,    1996  160,000  182,958(/6/)   5,144       0      5,000   283,594    2,055
 Senior
  Vice
  President 1995  160,000   66,816        1,302       0      5,000   263,906    2,211
            1994  160,000   64,000        1,090       0      6,500         0    2,109

--------
(/1/)Compensation deferred at the election of the Named Officer is reported in the category and year in which such compensation was earned.
(/2/)All bonuses are paid pursuant to the Bonus Plan, except for a portion of the bonus paid to Joseph L. Turner, which is described in Note 6. The Bonus Plan is designed to supplement a conservative base salary with incentive bonus payments if targeted financial performance is attained. The 1996 target aggregate payout for the Bonus Plan for the Named Officers was $549,340, which was greater than the actual aggregate payout for the Named Officers. See "Nominating and Compensation Committee Report on Executive Compensation."
(/3/)In accordance with applicable Securities and Exchange Commission rules, the amounts shown for each of the Named Officers do not include perquisites and other personal benefits, as the aggregate amount of such benefits is less than the lesser of $50,000 and 10% of the total salary and bonus of such Named Officer.
(/4/)The payouts shown are based on the value, at date of vesting, of restricted shares awarded under the Long-Term Incentive Plan which vested during the years shown. Vesting was based on meeting certain performance requirements. Total restricted shares held (assuming 100% vesting) and aggregate market value at December 31, 1996 (based on the average of the high and low sale prices of the Common Shares on that date as reported in The Wall Street Journal) for the Named Officers were as follows: Mr. Neale, 53,000 shares valued at $2,103,438; Mr. Adik, 24,000 shares valued at $952,500; Messrs. Mulchay and Yundt, 20,000 shares each valued at $793,750; and Mr. Turner, 12,000 shares valued at $476,250. Dividends on the restricted shares are paid to the Named Officers.
(/5/)The Chairman, President and Chief Executive Officer, the Executive Vice
     Presidents and certain Vice Presidents of the Company and Northern Indiana have available to them a supplemental life insurance plan which provides split-dollar coverage of up to 3.5 times base compensation as of commencement of the plan in 1991 and could provide life insurance coverage after retirement if there is adequate cash value in the respective policy; none is projected at this time. "All other compensation" represents Company contributions to the 401(k) Plan and the dollar value of the benefit to the Named Officers of the remainder of the premiums paid by the Company during 1996 on behalf of the Named Officers under the supplemental life insurance plan, as follows: Mr. Neale--$1,055 401(k) Plan, $8,748 premium value and $973 term insurance cost; Mr. Adik--$1,055 401(k) Plan, $809 premium value and $405 term insurance cost; Mr. Mulchay, $136 401(k) Plan, $2,702 premium value and $361 term insurance cost; Mr. Yundt, $809 premium value and $326 term insurance cost and Mr. Turner--$1,306 premium value and $749 term insurance cost.
(/6/)Joseph L. Turner is also President of Primary Energy, Inc., and participates in the Primary Energy Incentive Plan ("PE Plan"). The PE Plan provides for a bonus based on meeting certain financial performance criteria of Primary Energy. Under the PE Plan, $80,871 of Mr. Turner's bonus for 1996 was used to purchase Common Shares of the Company on or about February 28, 1997, the date of payment of the bonus. The PE Plan requires that the Common Shares are restricted for a period of five years, subject to continued employment, except that they vest earlier in the event of the employee's retirement, death or disability.

  Option Grants in 1996. The following table sets forth grants of options to purchase Common Shares made during 1996 to the Named Officers. No stock appreciation rights were awarded during 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------
                          NUMBER OF
                          SECURITIES  PERCENT OF TOTAL                               GRANT
                          UNDERLYING    OPTIONS/SARS                                  DATE
                         OPTIONS/SARS    GRANTED TO                                 PRESENT
                           GRANTED      EMPLOYEES IN   EXERCISE OR BASE  EXPIRATION  VALUE
NAME                       (#)(/1/)   FISCAL YEAR(/2/) PRICE ($/SH)(/3/)    DATE    ($)(/4/)
----                     ------------ ---------------- ----------------- ---------- --------
Gary L. Neale...........    25,000          9.0%             37.81        08/27/06  $122,500
Stephen P. Adik.........    10,000          3.6%             37.81        08/27/06    49,000
Patrick J. Mulchay......    10,000          3.6%             37.81        08/27/06    49,000
Jeffrey W. Yundt........    10,000          3.6%             37.81        08/27/06    49,000
Joseph L. Turner........     5,000          1.8%             37.81        08/27/06    24,500

--------
(/1/)All options granted in 1996 are fully exercisable commencing one year from the date of grant. Vesting may be accelerated as a result of certain events relating to a change in control of the Company. The exercise price and tax withholding obligation related to exercise may be paid by delivery of already owned Common Shares or by reducing the number of Common Shares received on exercise, subject to certain conditions.
(/2/)Based on an aggregate of 278,300 options granted to all employees in 1996. (/3/)All options were granted at the average of high and low sale prices of the
     Common Shares as reported in The Wall Street Journal on the date of grant. (/4/)Grant date present value is determined using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model were as follows: volatility--12.796% (calculated using daily Common Share prices for the twelve-month period preceding the date of grant); risk-free rate of return--6.64% (the rate for a ten-year U.S. treasury); dividend yield--$1.68; option term--ten years; vesting--100% one year after date of grant; and turnover--9.00% (to reflect the probability of forfeiture due to termination of employment prior to vesting) and 14.84% (to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date). No assumptions relating to non-transferability or risk of forfeiture were made. Actual gains, if any, on option exercises and Common Shares are dependent on the future performance of the Common Shares and overall market condition. There can be no assurance that the amounts reflected in this table will be achieved.

  Option Exercises in 1996. The following table sets forth certain information concerning the exercise of options or stock appreciation rights ("SARs") during 1996 by each of the Named Officers and the number and value of unexercised options and SARs at December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                          SHARES            UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS/SARS
                         ACQUIRED           OPTIONS/SARS AT FISCAL      AT FISCAL YEAR-END
                            ON     VALUE       YEAR-END (#)(/1/)             ($)(/2/)
                         EXERCISE REALIZED ------------------------- -------------------------
NAME                       (#)      ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- -------- ----------- ------------- ----------- -------------
Gary L. Neale...........     0      $ 0      120,000      25,000     $1,531,562     $46,875
Stephen P. Adik.........     0        0       61,600      10,000        943,375      18,750
Patrick J. Mulchay......     0        0       47,200      10,000        582,850      18,750
Jeffrey W. Yundt........     0        0       56,000      10,000        782,375      18,750
Joseph L. Turner........     0        0       34,500       5,000        391,843       9,375

--------
(/1/)Includes some SARs granted in tandem with options.
(/2/)Represents the difference between the option exercise price and $39.69, the average of high and low sale prices of the Common Shares on December 31, 1996, as reported in The Wall Street Journal.

  Long-Term Incentive Plan Awards in 1996. The following table sets forth restricted shares awarded pursuant to the Long-Term Incentive Plan during 1996 to each of the Named Officers.

          LONG-TERM STOCK INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                           PERFORMANCE
                                            OR OTHER
                                             PERIOD       ESTIMATED FUTURE PAYOUTS UNDER
                         NUMBER OF SHARES,    UNTIL        NON-STOCK PRICE-BASED PLANS
                          UNITS OR OTHER   MATURATION  ------------------------------------
NAME                        RIGHTS (#)      OR PAYOUT  THRESHOLD (#) TARGET (#) MAXIMUM (#)
----                     ----------------- ----------- ------------- ---------- -----------
Gary L. Neale...........       8,000         2 years          0        8,000       8,000
Stephen P. Adik.........       4,000         2 years          0        4,000       4,000
Patrick J. Mulchay......           0                          0            0           0
Jeffrey W. Yundt........           0                          0            0           0
Joseph L. Turner........           0                          0            0           0

  The restrictions on shares awarded during 1996 lapse two years from the date of grant. The vesting of the restricted shares is variable from 0% to 100% of the number awarded, based upon meeting certain specific non-financial performance objectives. There is a two-year holding period for the shares after the restrictions lapse.

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN--

  The following table shows estimated annual benefits, giving effect to the Company's Supplemental Executive Retirement Plan (as described below), payable upon retirement to persons in the specified remuneration and years-of-service classifications.

                              PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
REMUNERATION                           15       20       25       30       35
------------                        -------- -------- -------- -------- --------
$200,000........................... $ 79,500 $106,000 $111,000 $116,000 $116,000
 250,000...........................  102,000  136,000  142,250  148,500  148,500
 300,000...........................  124,500  166,000  173,500  181,000  181,000
 350,000...........................  147,000  196,000  204,750  213,500  213,500
 400,000...........................  169,500  226,000  236,000  246,000  246,000
 450,000...........................  192,000  256,000  267,250  278,500  278,500
 500,000...........................  214,500  286,000  298,500  311,000  311,000
 550,000...........................  237,000  316,000  329,750  343,500  343,500
 600,000...........................  259,500  346,000  361,000  376,000  376,000
 650,000...........................  282,000  376,000  392,250  408,500  408,500
 700,000...........................  304,500  406,000  423,500  441,000  441,000
 750,000...........................  327,000  436,000  454,750  473,500  473,500
 800,000...........................  349,500  466,000  486,000  506,000  506,000
 850,000...........................  372,000  496,000  517,250  538,500  538,500
 900,000...........................  394,500  526,000  548,500  571,000  571,000

  The credited years of service for each of the Named Officers, pursuant to the Supplemental Plan, are as follows: Gary L. Neale--22 years; Stephen P. Adik--18 years; Patrick J. Mulchay--34 years; Jeffrey W. Yundt--17 years; and Joseph L. Turner--25 years.

  Upon their retirement, regular employees and officers of the Company and its subsidiaries which adopt the plan (including directors who are also full-time officers) will be entitled to a monthly pension in accordance with the provisions of the Company's pension plan, effective as of January 1, 1945. The directors who are not and have not been officers of the Company are not included in the pension plan. The pensions are payable out of a trust fund established under the pension plan with The Northern Trust Company, trustee. The trust fund consists of contributions made by the Company and the earnings of the fund. Over a period of years the contributions are intended to result in over-all actuarial solvency of the trust fund. The pension plan of the Company has been qualified as non-discriminatory under Sections 401 and 404 of the Internal Revenue Code of 1986 (the "Code").

  Pension benefits are determined separately for each participant. The formula for a monthly payment for retirement at age 65 is 1.7% of average monthly compensation multiplied by years of service (to a maximum of 30 years) plus 0.6% of average monthly compensation multiplied by years of service over 30. Average monthly compensation is the average for the 60 consecutive highest-paid months in the employee's last 120 months of service. Covered compensation is defined as wages reported as W-2 earnings plus any salary reduction contributions made under the 401(k) Plan and an amount equivalent to base pay for certain non-compensated periods of authorized leave of absence, minus any amounts paid for unused vacations accrued.

  The Company also has a Supplemental Executive Retirement Plan for officers. Participants in the Plan are selected by the Board of Directors. Benefits from the Plan are to be paid from the general assets of the Company.

  The Supplemental Plan provides the larger of (i) 60% of five-year average pay less Primary Social Security Benefits (prorated for less than 20 years of service) and an additional 0.5% of 5-year average pay less Primary Social Security Benefits per year for participants with between 20 and 30 years of service, or (ii) the benefit formula under the Company's Pension Plan. In either case, the benefit is reduced by the actual pension payable from the Company's Pension Plan. In addition, the Supplemental Plan provides certain disability and pre-retirement death benefits for the spouse of a participant.

CHANGE IN CONTROL AND TERMINATION AGREEMENTS--

  The Board of Directors of the Company has authorized Change in Control and Termination Agreements (the "Agreements") with Mr. Neale and the Vice Presidents of the Company (including each of the Named Officers) (each such person being an "executive"). The Company believes that these Agreements and related shareholder rights protections are in the best interests of the shareholders, to insure that in the event of extraordinary events, totally independent judgment is enhanced to maximize shareholder value. The Agreements, which are terminable upon three years' notice, provide for the payment of three times then current annual base salary and the continuation of certain employee benefits for a period of 36 months (the "Severance Period"), if the executive's employment is terminated within 24 months of certain changes in control of the Company. Based on their 1996 base salaries, the amounts that would be payable to the Named Officers would be as follows: Gary
L. Neale--$1,380,000; Stephen P.

Adik--$615,000; Patrick J. Mulchay--$525,000; Jeffrey W. Yundt--$525,000; and Joseph L. Turner--$480,000.

  The executive would receive full benefits under any supplemental retirement plan of the Company, offset by amounts paid to the executive from any qualified retirement plans of the Company. All stock options held by the executive would become immediately exercisable upon the date of termination of employment, and the restrictions would lapse on all restricted shares awarded to the executive. If any penalty tax under the Code is imposed on the payment of three times base salary, the Company would increase the payment to the extent necessary to compensate the executive for the imposition of such tax.

  During the Severance Period, the executive and spouse would continue to be covered by applicable health or welfare plans of the Company. If the executive died during the Severance Period, all amounts payable to the executive would be paid to a named beneficiary. No amounts would be payable under the Agreements if the executive's employment were terminated by the Company for Good Cause (as defined in the Agreements).

  The Agreement with Mr. Neale also provides for the same severance payments as above described in the event his employment is terminated at any time by the Company (other than for Good Cause) or due to death or disability, or if he voluntarily terminates employment with Good Reason (as defined in the Agreements).

        PROPOSAL 2--AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE
                            THE NUMBER OF DIRECTORS

  The Board of Directors of the Company has unanimously adopted, and recommends that the shareholders approve, an amendment to Article VI of the Articles of Incorporation of the Company to increase the number of directors from nine to ten. If the proposed amendment is approved, the first two sentences of Paragraph 1 of Article VI would be amended to read as follows:

    1. The Board of Directors of the Corporation shall consist of ten (10) directors. The directors shall be divided into three classes, and each class shall consist of one-third, or as near as may be, of the total number of directors constituting the Board of Directors.

  The Company's Articles of Incorporation currently provide that the Board of Directors is composed of nine directors, who are divided into three classes with each class consisting of three directors. In connection with the Company's pending acquisition of IWC Resources

Corporation ("IWC"), which is expected to be completed on or about March 31, 1997, the Company determined that it would be in the best interests of the Company and its shareholders to add one of IWC's directors to the Company's Board of Directors. The agreement providing for the IWC acquisition requires the Company to use its best efforts to cause its Articles of Incorporation to be amended at the 1997 annual meeting of its shareholders to increase the authorized number of directors so as to permit the appointment immediately after the annual meeting of one director of the Company to be mutually determined by the Company and IWC. In order to satisfy that requirement, the Board of Directors has adopted the resolution amending the Articles of Incorporation to increase the number of directors of the Company from nine to ten. The Board of Directors believes that this amendment is in the best interests of the Company and its shareholders and unanimously recommends that the shareholders approve the amendment.

  If the proposed amendment to increase the size of the Board of Directors of the Company is approved, the tenth director would be included in the class of directors whose terms expire in 1998. The Company and IWC have agreed that James T. Morris, the Chairman of the Board and Chief Executive Officer of IWC, will be appointed by the Board of Directors to fill the vacancy created in that class if the amendment is approved.

  Mr. Morris became Chairman of the Board and Chief Executive Officer of IWC and its largest subsidiary, Indianapolis Water Company, in April 1991. He was President and Chief Operating Officer of IWC and Indianapolis Water Company from January 1989 until April 1991. Prior to that time, Mr. Morris was President of Lilly Endowment, Inc. Mr. Morris is also a director of American United Life Insurance Company and National City Bank, Indiana.

  The affirmative vote of the holders of not less than 75% of the outstanding shares entitled to vote thereon is required to approve the amendment to the Articles of Incorporation of the Company to increase the number of directors from nine to ten.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF DIRECTORS FROM NINE TO TEN.

             INCLUSION OF SHAREHOLDER PROPOSALS IN PROXY MATERIALS

  Any holder of Common Shares who wishes to submit a proposal to be voted upon by shareholders at the 1998 annual meeting of the Company, and who wishes the proposal to be included in the Company's proxy materials, must submit the proposal to the Secretary of the Company by November 10, 1997. The notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The notice must also include the nominating shareholder's name and address and the number of Common Shares beneficially owned by the shareholder. Any proposal submitted will also be subject to the rules of the Securities and Exchange Commission regarding shareholder proposals.

            COMPLIANCE WITH FORMS 3, 4 AND 5 REPORTING REQUIREMENTS

  Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its Common Shares filed all such reports on a timely basis during 1996.

                    ANNUAL REPORT AND FINANCIAL STATEMENTS

  Attention is directed to the financial statements contained in the Company's Annual Report for the year ended December 31, 1996. A copy of the Annual Report has been sent, or is concurrently being sent, to all shareholders of record as of February 18, 1997.

                           AVAILABILITY OF FORM 10-K

  A copy of the Company's annual report for 1996 to the Securities and Exchange Commission on Form 10-K, without exhibits, will be provided without charge to any shareholder or beneficial owner of the Company's shares upon written request to Nina M. Rausch, Secretary, NIPSCO Industries, Inc., 5265 Hohman Avenue, Hammond, Indiana 46320.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP has been selected by the Board of Directors to serve as the Company's independent public accountants for the year 1997, as they have served for many years past. A representative of that firm will be present at the annual meeting and will be given an opportunity to make a statement if he so desires. The Company has been informed by the representative that he does not presently intend to make such a statement. The representative will also be available to respond to questions from shareholders.

                                OTHER BUSINESS

  The Board of Directors does not intend to bring any other matters before the meeting and does not know of any matters which will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

  It is important that proxies be returned promptly. Therefore, shareholders are urged to vote, date, sign and return the enclosed proxy. No postage need be affixed if mailed in the United States,

                                         By Order of the Board of Directors

                                      LOGO
                                                   Nina M. Rausch
                                                      Secretary

Dated: March 7, 1997

                                          NIPSCO INDUSTRIES, INC.

  ----------------------------------------------------------------------------


                                          NOTICE OF ANNUAL
            OFFICERS                      MEETING AND
            Gary L. Neale                 PROXY STATEMENT
             Chairman,
            President and

                                          1997
             Chief Executive
            Officer


            Stephen P. Adik
            NIPSCO INDUSTRIES, INC.
              Executive Vice
              President and
              Chief Financial
              Officer, and
              Treasurer
            5265 Hohman Avenue
            Hammond, Indiana 46320-1775                                    LOGO
----------------------------------------------------------------------------
            Patrick J. Mulchay
              Executive Vice
              President and
              Chief Operating
              Officer, Northern
              Indiana Public
              Service Company
            Jeffrey W. Yundt
              Executive Vice
              President and
              Chief Operating
              Officer, Energy
              Services
            Joseph L. Turner
              Senior Vice
              President, Major
              Accounts
            Jerry M. Springer
              Controller and
              Assistant
              Secretary
            Dennis E. Senchak
              Assistant
              Treasurer
            Nina M. Rausch
              Secretary

      -                                           -



      -                                           -
PROXY                                                                      PROXY
                            NIPSCO INDUSTRIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 9, 1997

The undersigned hereby appoints Gary L. Neale, Stephen P. Adik and Jerry M. Springer, or any of them, the attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned to represent and vote the shares of the undersigned at the Annual Meeting of Shareholders of the Company, to be held at the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana, on Wednesday, April 9, 1997, at 10 a.m., EST, and at any adjournment or adjournments thereof, in accordance with the Notice and Proxy Statement received upon the following matters:

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

-                                                                              -
                            NIPSCO INDUSTRIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. (X)

1. Election of Directors
   Nominees: Arthur J. Decio, Gary L. Neale and Robert J. Welsh

                  For
   For  Withheld  All (Except Nominee(s) written below)
   ( )     ( )    ( )

--------------------------------------------------------------------------------

2. Amendment to the Company's Articles of Incorporation increasing the number of directors from nine to ten.

   For  Against  Abstain
   ( )    ( )      ( )

3. Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE INDICATE THE NUMBER OF SHAREHOLDER(S) ATTENDING IN THE FOLLOWING BOX: [_]


     Dated: _____________________________________________________________ , 1997

Signature(s) ___________________________________________________________________

--------------------------------------------------------------------------------
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHERE APPLICABLE, INDICATE YOUR OFFICIAL POSITION OR REPRESENTATIVE CAPACITY.

-                                                                              -